Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-34019, 333-01019, 333-52199, 333-133389 and 333-133391 on Form S-8 of Calgon Carbon Corporation of our reports dated April 24, 2007, (with respect to the consolidated balance sheet of Chemviron Carbon Limited as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows, for the years ended December 31, 2005 and 2004 not presented separately herein), which report appears in the December 31, 2006 Annual Report on Form 10-K of Calgon Carbon Corporation.

KPMG LLP
Manchester, United Kingdom
April 24, 2007